Exhibit 99.2

AIM ImmunoTech’s Subsidiary Receives Orphan Medicinal Product Designation by the European Medicines Agency for Ampligen to Treat Pancreatic Cancer

Ocala, Fla. — February 24, 2021 — AIM ImmunoTech Inc. (NYSE American: AIM) today announced that its subsidiary, NV Hemispherx Biopharma Europe, has received formal notification from the European Commission (EC) approving the company’s Orphan Medicinal Product Application for Ampligen as a treatment for pancreatic cancer.

Medications that have been designated as Orphan products by the European Medicines Agency (EMA), once commercially approved in the European Union (EU), receive benefits including up to ten years of protection from market competition from similar medicines with similar active component and indication for use that are not shown to be clinically superior.

AIM announced earlier this month that the Committee for Orphan Medicinal Products of the EMA had recommended that Ampligen receive the designation for pancreatic cancer. The company has now received the official approval of that designation.

Prof. Casper van Eijck, M.D. Ph.D., the lead investigator for the expanded access program (EAP) for Ampligen at Erasmus Medical Center, stated, “We are pleased to report that the EMA has approved Ampligen for orphan medicinal product designation. Pancreatic cancer is the seventh leading cause of cancer-related deaths worldwide with over 458,000 worldwide cases of pancreatic cancer in 2018 alone. Despite advancements in the detection and management of pancreatic cancer, the 5-year survival rate is only 5-10%. Due to the positive and statistically significant survival results, versus historical controls, that we observed when using Ampligen in patients with locally advanced/metastatic pancreatic cancer–after systemic chemotherapy–we believe that Ampligen has the potential to be a meaningful extension of the standard of care for advanced pancreatic cancer. We are currently writing the manuscript describing the results of our study and are planning to investigate Ampligen further in the follow-up pancreatic cancer Phase 2/3 clinical trial and in a Phase 1 trial in combination with check point inhibitors at Erasmus Medical Center.”

Prof. Casper van Eijck, surgeon and a global leading expert in pancreatic cancer

Kazem Kazempour, Ph.D., at Amarex Clinical Research, commented, “We are working closely with AIM in the United States to attain FDA ‘fast-track’ status, as well as possible FDA ‘breakthrough’ designations, and to obtain IND authorizations to conduct a follow-up pancreatic cancer Phase 2/3 clinical trial with sites in the Netherlands at Erasmus MC under Prof. van Eijck, and also at major cancer research centers in the United States.”

“Orphan medicinal product designation in the EU and in the US is a critical milestone in AIM’s ongoing efforts to develop Ampligen as a treatment for pancreatic cancer,” said AIM CEO Thomas K. Equels. “Pancreatic cancer is one of the deadliest cancers because, far too often, it is not diagnosed until Stage IV, when the disease is so far along that there are limited therapeutic options. We at AIM hope that Ampligen can one day help add precious time to the lives of many people suffering from pancreatic cancer.”
Kazem Kazempour, Ph.D., CEO and President of Amarex Clinical Research, LLC

Orphan medicinal product designations promote the clinical development of drugs that target rare life-threatening conditions, and which are expected to provide significant therapeutic advantage over existing treatments. An estimated 466,000 people died of pancreatic cancer worldwide in 2020, according to the World Health Organization. The five-year survival rate is only 5-10 percent.

Sponsors who obtain EMA orphan designation “benefit from protocol assistance, a type of scientific advice specific for designated orphan medicines, and market exclusivity once the medicine is on the market,” according to the EMA. Fee reductions are also available depending on circumstances. The EMA has a comprehensive explanation of the benefits of Orphan Drug Designation (ODD) on its website.

The EMA designation follows a similar approval from the U.S. Food and Drug Administration (FDA), which also awarded AIM with orphan drug designation status for Ampligen as a treatment for pancreatic cancer.

The FDA orphan designation followed the company’s September 22, 2020 announcement of statistically significant positive pancreatic cancer survival benefit in the Ampligen arm as compared to a historical control cohort seen in a multi-year Early Access Program conducted at Erasmus University Medical Center in the Netherlands. The use of Ampligen following the current standard of care for pancreatic cancer (FOLFIRINOX) yielded an overall survival of 19 months, 7.9 months greater than FOLFIRINOX treatment alone.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act (PSLRA) of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of safe harbor for forward-looking statements contained in the PSLRA. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Orphan Medicinal Production Designation, while beneficial, does not assure commercial approval. The statistical analysis of the Erasmus study was based on comparison of the patient group treated with Ampligen to a historical control group of patients with similar characteristics who were previously treated for pancreatic cancer but who did not receive Ampligen. Because these were not concurrent controls, the assignment to treatment with Ampligen was neither randomized nor blinded to the investigators or the patients. Significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of pancreatic cancer in humans, and no assurance can be given that it will be the case. No assurance can be given as to whether future pancreatic immuno-oncology clinical trials will be successful or yield favorable data, and the trials are subject to many factors, including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. Additionally, we recognize that all cancer centers, like all medical facilities, must make the ongoing COVID-19 pandemic their priority. Therefore, there is the potential for delays in clinical trial enrollment and reporting in ongoing and future studies in cancer patients because of the COVID-19 medical emergency. No assurance can be given that future studies will not result in findings that are different from those reported in the studies referenced. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com